Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-4/A No. 333-175944) of Vanguard Natural Resources, LLC,
(2)	Registration Statement (Form S-3 No. 333-159911) of Vanguard Natural Resources, LLC,
(3)	Registration Statement (Form S-3 No. 333-168177) of Vanguard Natural Resources, LLC, and
(4)	Registration Statement (Form S-8 No. 333-152448) pertaining to the Long-Term Incentive Plan of Vanguard Natural Resources, LLC;
of our report dated February 28, 2011 with respect to the consolidated financial statements of Encore Energy Partners LP, included in this Form 8-K/A of Vanguard Natural Resources, LLC.

/s/ Ernst & Young, LLP Fort Worth, Texas
January 9, 2012